Exhibit 99.1

Ultralife Batteries, Inc. Receives $2.7 Million Development Contract from General Dynamics for Land Warrior Stryker Batteries and Chargers

    NEWARK, N.Y.--(BUSINESS WIRE)--Feb. 24, 2004--Ultralife Batteries, Inc. (NASDAQ: ULBI) has received a development contract from General Dynamics (NYSE: GD) valued at approximately $2.7 million. The contract is for lithium primary (non-rechargeable) and lithium-ion rechargeable batteries, as well as vehicle and soldier-based chargers for the Land Warrior-Stryker Interoperable (LW-SI) program. The development work has begun and initial deliveries are expected to commence in January 2005.
    John D. Kavazanjian, Ultralife's president and chief executive officer said, "We appreciate the confidence placed in Ultralife by General Dynamics for our strong engineering capabilities and advanced battery technologies. We are very pleased to see the continued strong growth of the military segment of our business, which will support our revenue and profitability goals in 2004."
    Joseph N. Barrella, Ultralife's senior vice president of business development, added, "We worked very hard to win this highly competitive contract, which will create new market opportunities for Ultralife for advanced primary and rechargeable smart batteries and charging systems."
    Land Warrior (LW) is the first integrated Soldier system and includes everything an Infantry Soldier wears or carries on the battlefield. Land Warrior combines computers, lasers, geolocation, and embedded voice and data communications with Soldiers' mission equipment. The integration of these capabilities enhances the individual Soldier's close combat tactical awareness, lethality, and survivability.

    About Ultralife Batteries, Inc.

    Ultralife is a leading developer, manufacturer, and marketer of standard and customized lithium primary (non-rechargeable), lithium ion and lithium polymer rechargeable batteries. Ultralife's high-energy batteries use advanced lithium technology and are used in military, industrial and consumer portable electronic products. Through its range of standard products and ability to customize for a wide range of applications, Ultralife is able to provide the next generation of battery solutions. OEM, retail and government customers include Energizer, Kidde Safety, Philips Medical Systems, Radio Shack and the national defense agencies of the United States and United Kingdom, among others.
    Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife (UK) Ltd., a second manufacturing and research facility, is located in Abingdon, U.K. Both facilities are ISO-9001 certified.

    About General Dynamics

    General Dynamics Decision Systems, part of a newly-integrated business unit now known as General Dynamics C4 Systems, was selected to lead the development of the new U.S. Army's Land Warrior system in February 2003. General Dynamics C4 Systems is a leading integrator of secure communication and information systems and technology.

    This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

    Detailed information on Ultralife is available at the Company's web site, www.ultralifebatteries.com.

    Ultralife(R) is a registered trademark of Ultralife Batteries, Inc.

    CONTACT: Ultralife Batteries, Inc.
             Peter Comerford, 315-332-7100
             pcomerford@ulbi.com
             or
             Investor Relations Contact:
             Lippert/Heilshorn & Associates, Inc.
             Jody Burfening, 212-838-3777
             jburfening@lhai.com
             or
             Media Contact:
             Lippert/Heilshorn & Associates, Inc.
             Chenoa Taitt, 212-201-6635
             ctaitt@lhai.com